Exhibit 10.24

Toxford Corporation

c/o Ace International S.A.

attn: Ms. Hélêne Ayoub

Place de Saint Gervais 1

P. O Box 2049

1211 Geneva, Switzerland

Series A-1 and Series A-2 Redeemable Preferred Stock

Toxford Corporation herewith consents to an extension of the redemption date of its 907.75 shares of Series A-1 Redeemable Preferred Stock and 1,270.85 shares of Series A-2 Redeemable Preferred Stock, issued by Telos Corporation, to August 31, 2014. This stock shall remain subject to any and all terms and conditions of the Preferred Stockholders Standby Agreement (integrated hereto by reference), entered into by Toxford Corporation on or about 17th May, 2010 with Wells Fargo Capital Finance, Inc. (formerly Wells Fargo Foothill, Inc.).

AGREED AND ACKNOWLEDGED,